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                                                                       EXHIBIT A
                                                                       ---------



                                                           FOR IMMEDIATE RELEASE


     COMPUCREDIT TO ISSUE SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK


Atlanta, Georgia, July 28, 1999--CompuCredit Corporation (the "Company") today announced that it will offer $100,000,000 (2,000,000 shares) of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") to certain institutional investors in an offering exempt from registration. The Preferred Stock will have a liquidation preference of $50 per share. The Company has granted the initial purchasers of the Preferred Stock an option to purchase an additional 300,000 shares to cover over-allotments. The Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     CompuCredit expects to use the proceeds of the Preferred Stock to finance the growth of its business through the origination and purchase of credit card receivables and for marketing costs, working capital and other general corporate purposes.

     The offering is currently scheduled to close in August 1999.